EXHIBIT 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS
FOURTH QUARTER NET INCOME OF $0.88 PER DILUTED SHARE, INCLUDING A
LOSS OF $0.35 PER SHARE FOR AN ARBITRATION AWARD AND A GAIN OF $0.04
PER SHARE FOR EARLY RETIREMENT OF DEBT AND A TAX BENEFIT,
ON SALES OF $1.43 BILLION
GLENVIEW, IL, February 1, 2011 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended December 31, 2010.
➢	Sales increased 18 percent from the prior year period to $1.43 billion

➢	Operating income increased by 31 percent year-on-year

➢	Net income increased by 146 percent year-on-year

➢	Current quarter cash flow from operations of $29.7 million
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31,	Jan. 1,	Percent	Dec. 31,	Jan. 1,	Percent
(n.m. — not meaningful)	2010	2010	Change	2010	2010	Change
Net Sales	$1,434.4	$1,217.6	18%	$5,472.1	$4,982.4	10%
Impairment Charge	—	—	—	—	$100.0	n.m.
Operating Income	$61.6	$46.9	31%	$266.2	$103.5	157%
Net Income/(Loss)	$31.5	$12.7	146%	$108.5	$(29.3)	n.m.
Diluted Earnings/(Loss) Per Share	$0.88	$0.35	151%	$3.05	$(0.83)	n.m.
Diluted Weighted Shares	35.5	36.3	-2%	35.5	35.1	1%
Fourth Quarter Highlights
•	Sales of $1.43 billion increased 18 percent compared to sales of $1.22 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
-	$19.0 million of favorable copper price effects

-	$17.3 million of unfavorable effects from exiting a major customer contract in 2009

-	$1.7 million of unfavorable foreign exchange effects
Exclusive of the effects of the above items, sales increased by 18 percent organically.

•	Fourth quarter operating income of $61.6 million improved by 31 percent compared to $46.9 million reported in the year ago quarter. Major items affecting year-on-year operating profit comparisons included a fourth quarter 2010 expense of $20.0 million ($12.3 million after-tax) related to a previously disclosed arbitration award as well as a fourth quarter 2009 expense related to a $4.2 million ($2.6 million after-tax) exchange rate-driven lower of cost or market inventory adjustment in Venezuela. Excluding these two items from the respective quarter’s earnings, operating income improved from $51.1 million in 2009 to $81.6 million in 2010, an increase of 60 percent.

•	Operating margin in the current quarter was 4.3 percent as compared to 3.9 percent in the year ago quarter. Excluding the items outlined above, operating margin in the fourth quarter of 2010 was 5.7 percent versus 4.2 percent in the year ago quarter. The strong operating margin improvement was driven by both a higher gross margin and better operating leverage on higher sales.

•	In the current quarter, an after-tax gain of $0.3 million or $0.01 per diluted share on the early retirement of debt compares to an after-tax loss of $1.5 million or $0.04 per diluted share on the early retirement of debt in the prior year quarter.

•	Other expense in the current quarter was $1.8 million versus $15.9 million in the year ago quarter. Fourth quarter 2009 included foreign exchange losses of $13.8 million associated with repatriation of cash from Venezuela and the remeasurement of Bolivar denominated assets at the parallel exchange rate. This resulted in a $6.3 million after-tax charge or $0.17 per diluted share.

•	Income tax expense in the current quarter includes a reversal of $1.3 million for prior year foreign taxes while the fourth quarter of 2009 includes a favorable net adjustment of $4.8 million primarily due to the reversal of a valuation allowance. These adjustments resulted in an increase of $0.03 and $0.13 per diluted share, respectively.

•	Net income of $31.5 million, or $0.88 per diluted share, increased by 146 percent as compared to $12.7 million, or $0.35 per share, reported in the year ago quarter. The year-on-year comparisons were impacted by a number of items in each reporting period, as outlined above. Excluding those items from both years, net income would have been $42.2 million, or $1.19 per diluted share as compared to $18.3 million, or $0.50 per diluted share in the year ago quarter, an increase of 131 percent.

•	Cash flow generated from operations was $29.7 million as compared to $47.0 million generated in the year ago quarter due to an increase in working capital to support higher sales.
Fourth Quarter Sales Trends
Commenting on fourth quarter sales trends, Robert Eck, President and CEO, stated, “Our fourth quarter sales were not only stronger than we anticipated, but they also were strong enough to overcome the historical patterns that typically produce consecutive quarter sales declines from the third to fourth quarter due to the larger number of holidays in the fourth quarter. In addition to the better-than-expected year-on-year sales increase of 18 percent, we also experienced a nearly 3 percent sequential increase in sales. Consistent with trends we have experienced in the last few quarters, higher copper prices added approximately $19 million to revenues in the fourth quarter, but in terms of year-on-year comparisons this increase was offset by the reduction in sales due to exiting a major customer contract in late 2009 and the negative effects of currency translation on reported sales outside the U.S.”
“Importantly, sales were strong across all reporting segments with North America, Europe and Emerging Markets, all reporting sales increases between 17 and 18 percent year-on-year,” continued Eck. “Sales growth by end market was also robust, with the biggest improvement coming from the Electrical Wire & Cable end market. In that end market, the building backlog of new project bookings over the past couple of quarters produced higher fourth quarter billings that led to year-on-year sales growth of 30 percent. The Enterprise Cabling and Security end market as well as the OEM Supply business each produced approximately 13 percent year-on-year sales growth, with the Enterprise Cabling and Security business producing 16 percent growth in sales, excluding the impact of the major customer contract exited in the fourth quarter of 2009.”
Fourth Quarter Operating Results
“Strong year-on-year operating profit growth continued the upward momentum we have experienced this year. Fourth quarter operating margin was the highest since 2008. Excluding the items discussed above, a 60 basis point improvement in gross margin combined with a strong 90 basis point improvement in operating expense leverage due to higher sales, drove operating margin, exclusive of the arbitration award, to its highest level in eight quarters at 5.7 percent. An improvement in sales mix, both by geographic segment and by end market, largely drove the gross margin improvement while the higher volume resulted in improved fixed cost leverage. The incremental operating profit margin of 14.0 percent on the increased year-on-year sales reflects the success of the continued cost management discipline while supporting a growing revenue base.”
“Fourth quarter operating expenses of $252.2 million, excluding the above-mentioned arbitration award, represented 17.6 percent of sales compared to 18.5 percent in the prior year quarter,” continued Eck. “Excluding the impact of exchange rates and the arbitration award, year-on-year operating expenses increased by $28.0 million or 12 percent, on an 18 percent increase in organic sales. Expense increases were primarily volume related including distribution costs, incentive compensation and operating expenses to support growth in the higher cost-to-serve OEM Supply end market.”
Company-wide operating margin improved to 4.3 percent from 3.9 percent in the year ago quarter. However, excluding the arbitration award from fourth quarter 2010 and the inventory markdown in the prior year quarter, operating margin improved by 150 basis points from 4.2 percent in the prior year quarter to 5.7 percent in the current quarter. Sequentially, operating margin improved by 20 basis points. Both year-on-year and sequential improvements benefited from a stronger sales mix coupled with sales-driven operating leverage on the company’s cost structure.
North America operating margin declined to 5.1 percent from 5.7 percent in the year ago quarter; however, excluding the arbitration award from fourth quarter 2010, operating margin would have been 7.1 percent. The 140 basis point improvement from the year ago operating margin was driven by a richer sales mix and higher sales volumes, with a 90 basis point improvement in gross margin and a 50 basis point improvement in operating expenses as a percent of sales. This resulted in a 14.8 percent incremental operating margin on the increased year-on-year sales. Sequentially, operating profit margin grew by 10 basis points in the current quarter.
Europe operating profit was break-even for the quarter compared to a loss of $6.0 million in the year ago quarter. The operating margin in the current quarter was a 260 basis point improvement year-on-year. The 30 basis point decline in gross margin year-on-year was more than offset by the 290 basis point improvement in operating expense as a percent of sales driven by the 23 percent organic growth year-on-year. Sequentially, operating profit margin improved by 80 basis points.

Emerging Markets operating margin improved to 6.5 percent in the current quarter compared to 3.1 percent in the year ago quarter. Without the exchange rate-driven inventory markdown in the fourth quarter of 2009, operating margin would have been 6.1 percent in the prior year quarter. The 40 basis point improvement year-on-year and the 20 basis point sequential improvement were largely driven by strong volume improvement.
Cash Flow and Leverage
“We were pleased to deliver another quarter of solid cash generation, including fourth quarter cash flow from operations of $29.7 million, down from the $47.0 million generated in the year ago quarter,” commented Dennis Letham, Executive Vice President-Finance. “For full year 2010, cash flow from operations was $195.2 million, down from the $440.9 million in the previous year when there was a significant reduction in working capital associated with lower sales. The strong cash flow for the quarter and for the full year was achieved despite the increased working capital requirement to support a year-on-year sales increase in the quarter and full year of 18 and 10 percent, respectively.”
“During the fourth quarter we continued to retire higher-cost term debt and replaced it with lower-cost borrowings,” said Letham. “Specifically during the quarter we retired $30.2 million in accreted value of our 3.25% zero coupon convertible notes, bringing the full year 2010 accreted value reduction of these notes to $67.0 million. When combined with the $133.7 million reduction in outstanding 10% senior notes completed earlier in the year, we successfully lowered the weighted average cost of borrowed capital in the current quarter to 5.6 percent as compared to 7.8 percent in the year ago quarter.”
“With the payment of a special dividend of $3.25 per share in the fourth quarter for a total cash outlay of $111.0 million, along with the acquisition of Clark Security Products for cash consideration of $36.4 million, we have increased the financial leverage at year end to 46.9 percent, within our longstanding target range of 45 to 50 percent. With an anticipated continuation of solid positive cash flow in 2011, our near term priorities for the use of cash will be for short-term borrowing reductions. We may also further reduce the outstanding amount of the 3.25% zero coupon convertible notes utilizing available capacity in our bank revolving lines of credit. Our strong balance sheet position at year end, combined with anticipated positive cash flows, also leaves us well positioned to pursue strategic acquisition opportunities in the coming year as we continue to evaluate the optimal use of these funds,” concluded Letham.
Key capital structure and credit-related statistics for the fourth quarter include:
•	Year-end debt-to-total capital ratio of 46.9 percent compared to 44.8 percent at the end of 2009

•	Invested cash of $46.0 million at the end of 2010, down from $72.5 million at the end of 2009

•	Fourth quarter weighted average cost of borrowed capital of 5.6 percent compared to 7.8 percent in the year ago quarter

•	67 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$259.8 million of availability under bank revolving lines of credit at year end

•	$200.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at year end
Business Outlook
Eck commented, “The strong fourth quarter sales results leave us with increased confidence that the improving economic fundamentals of the past few quarters can be sustained into 2011. We recognize that on a macro basis sustained growth is still at risk from factors such as sovereign debt issues outside the U.S. and significant pressures to reduce budget deficits at all levels of government within the U.S. At the same time, we will begin to experience more difficult growth comparisons as the year unfolds due to the strong growth we achieved in 2010. Nevertheless, we believe that a combination of improved economic conditions and our own strategic growth initiatives positions us well to achieve strong sales growth and improved operating leverage in the coming year.”
“Overall, our strategic growth initiatives should continue to improve our market share positions across all end markets and geographic segments while maintaining or improving gross margins. Specifically, our growth will be fueled by our focus on adding new products to our portfolio where appropriate; developing end market presence in either Electrical Wire & Cable or OEM Supply in countries where our current presence is large but limited to only the Enterprise Cabling and Security Solutions end market; and selectively expanding our geographic presence in countries such as Brazil and China, where our current presence is largely confined to the capital or the principal business city. As an indication of our positive outlook, we committed to investments for future growth during the fourth quarter through our acquisition of Clark Security Products as well as by opening a new operation in Morocco,” Eck concluded.
Fourth Quarter Earnings Report
Anixter will report results for the 2010 fourth quarter on Tuesday, February 1, 2011 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1.0 billion in inventory, 3) 228 warehouses with approximately 7.0 million square feet of space, and 4) locations in 263 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” ”will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
(In millions, except per share amounts)	2010	2010	2010	2010
Net sales	$1,434.4	$1,217.6	$5,472.1	$4,982.4
Cost of goods sold	1,100.6	945.0	4,210.9	3,851.8

Gross profit	333.8	272.6	1,261.2	1,130.6
Goodwill impairment	—	—	—	100.0
Operating expenses	272.2	225.7	995.0	927.1

Operating income	61.6	46.9	266.2	103.5
Interest expense	(12.3)	(16.9)	(53.6)	(66.1)
Net gain (loss) on retirement of debt	0.5	(2.3)	(31.9)	(1.1)
Other, net	(1.8)	(15.9)	(1.4)	(19.1)

Income before income taxes	48.0	11.8	179.3	17.2
Income tax expense	16.5	(0.9)	70.8	46.5

Net income (loss)	$31.5	$12.7	$108.5	$(29.3)

Net income (loss) per share:
Basic	$0.92	$0.37	$3.18	$(0.83)
Diluted	$0.88	$0.35	$3.05	$(0.83)

Average shares outstanding:
Basic	34.2	34.6	34.1	35.1
Diluted	35.5	36.3	35.5	35.1

Geographic Segments

Net sales:
North America	$1,000.4	$848.8	$3,889.4	$3,589.1
Europe	271.6	230.3	1,023.9	907.2
Asia Pacific and Latin America	162.4	138.5	558.8	486.1

	$1,434.4	$1,217.6	$5,472.1	$4,982.4

Operating income (loss):
North America	$51.0	$48.6	$235.4	$193.6
Europe	—	(6.0)	(2.1)	(119.2)
Asia Pacific and Latin America	10.6	4.3	32.9	29.1

	$61.6	$46.9	$266.2	$103.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	December 31,	January 1,
(In millions)	2010	2010
Assets

Cash and cash equivalents	$78.4	$111.5
Accounts receivable, net	1,099.3	941.5
Inventories	1,002.7	918.8
Deferred income taxes	50.3	47.5
Other current assets	50.5	31.7

Total current assets	2,281.2	2,051.0

Property and equipment, net	84.6	87.5
Goodwill	374.3	357.7
Other assets	193.2	175.5

	$2,933.3	$2,671.7

Liabilities and Stockholders’ Equity

Accounts payable	$648.7	$505.4
Accrued expenses	218.9	155.9
Short-term debt	203.6	8.7

Total current liabilities	1,071.2	670.0

1.0% convertible senior notes	264.2	249.1
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	145.5	96.1
3.25% zero coupon convertible notes	48.5	112.7
10.0% senior notes	30.6	163.5
Other liabilities	162.5	156.2

Total liabilities	1,922.5	1,647.6

Stockholders’ equity	1,010.8	1,024.1

	$2,933.3	$2,671.7

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
Fourth Quarter Sales Growth Trends

	Fourth Quarter	Adjustments for:		Fourth Quarter	Fourth Quarter
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$526.7	$(2.8)	$—	$523.9	$459.2	14.1%
Wire & Cable	346.3	(5.1)	(15.5)	325.7	261.0	24.8%
OEM Supply	130.9	(0.1)	—	130.8	128.7	1.6%
Eliminations / Other	(3.5)	—	—	(3.5)	(0.1)	n/a

Total North America	$1,000.4	$(8.0)	$(15.5)	$976.9	$848.8	15.1%

Europe
Enterprise Cabling and Security	$97.5	$4.6	$—	$102.1	$91.9	11.2%
Wire & Cable	71.4	3.5	(3.5)	71.4	59.1	20.7%
OEM Supply	102.7	6.1	—	108.8	79.3	37.2%

Total Europe	$271.6	$14.2	$(3.5)	$282.3	$230.3	22.6%

Emerging Markets	$162.4	$(4.5)	$—	$157.9	$138.5	13.9%

Anixter International	$1,434.4	$1.7	$(19.0)	$1,417.1	$1,217.6	16.4%

Twelve Months Sales Growth Trends

	December YTD	Adjustments for:		December YTD	December YTD
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$2,063.6	$(20.5)	$—	$2,043.1	$1,963.8	4.0%
Wire & Cable	1,294.7	(33.2)	(60.6)	1,200.9	1,102.4	8.9%
OEM Supply	534.0	(1.1)	—	532.9	522.3	2.0%
Eliminations / Other	(2.9)	—	—	(2.9)	0.6	n/a

Total North America	$3,889.4	$(54.8)	$(60.6)	$3,774.0	$3,589.1	5.2%

Europe
Enterprise Cabling and Security	$367.0	$6.9	$—	$373.9	$346.5	7.9%
Wire & Cable	275.6	5.2	(9.4)	271.4	258.7	4.9%
OEM Supply	381.3	11.0	—	392.3	302.0	29.9%

Total Europe	$1,023.9	$23.1	$(9.4)	$1,037.6	$907.2	14.4%

Emerging Markets	$558.8	$(19.9)	$—	$538.9	$486.1	10.9%

Anixter International	$5,472.1	$(51.6)	$(70.0)	$5,350.5	$4,982.4	7.4%

*	North America and Europe Enterprise Cabling and Security include $16.6 million and $0.7 million for the fourth quarter and $107.9 million and $4.8 million year-to-date of sales, respectively, associated with the exit of a major customer contract in November 2009. Adjusting for these sales, the organic sales growth for the Company would have been 18% for the fourth quarter and 10% for twelve months.